Exhibit 4.2

OPERATING AGREEMENT

OF

SEVENTY SEVEN OPERATING LLC

(an Oklahoma limited liability company)

THE MEMBERSHIP INTEREST REFERENCED HEREIN HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THIS SECURITY MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MEMBER OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MEMBER OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MEMBER TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.

OPERATING AGREEMENT OF

SEVENTY SEVEN OPERATING LLC

(an Oklahoma limited liability company)

THIS OPERATING AGREEMENT, dated the 11th day of June, 2014, is hereby duly adopted as the operating agreement of SEVENTY SEVEN OPERATING LLC, an Oklahoma limited liability company, by the sole Member.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terns used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Oklahoma Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Operating Agreement of the Company as originally adopted and as amended from time to time.

“Articles” means the Articles of Organization of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day that is a nationally recognized holiday.

“Capital Contribution” means any contribution to the capital of the Company in cash or Property by the Member whenever made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Seventy Seven Operating LLC, an Oklahoma limited liability company.

“COO” means Chesapeake Oilfield Operating, L.L.C., an Oklahoma limited liability company.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Manager” means any Person designated or elected as a Manager pursuant to this Agreement.

“Member” means COO; provided that upon conversion of COO into SSE, the “Member” shall mean SSE.

“Membership Interest” means the entire equity interest of the Member in the Company and all rights and liabilities associated therewith including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Person” means a natural person or any corporation, limited liability company, partnership, limited partnership, joint venture, trust, estate, governmental entity or other entity.

“SSE” means Seventy Seven Energy Inc., an Oklahoma corporation, resulting from the intended conversion of COO from a limited liability company to a corporation.

1.2 Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article 1 have the meanings contained elsewhere in this Agreement.

ARTICLE II

FORMATION

2.1 Name and Formation. The name of the Company is “Seventy Seven Operating LLC.” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Manager from time to time. The Company was formed as a limited liability company upon the issuance of the Articles from the Secretary of State of the State of Oklahoma, pursuant to the Act.

2.2 Principal Place of Business. The principal office and place of business of the Company is 777 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. The Company may locate its place of business and principal office at any other place or places as the Member may from time to time deem necessary or advisable.

2.3 Registered Office and Agent. The registered office and registered agent of the Company shall be the registered office and registered agent named in the Articles. The Company may change the registered office and registered agent as the Member may from time to time deem necessary or advisable.

2.4 Duration. The period of duration of the Company is perpetual from the date its Articles were filed with the Secretary of State of Oklahoma, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Purposes and Powers. The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Articles and this Agreement.

2.6 Foreign Qualification. The Manager shall cause the Company to comply, to the extent legally possible, with all requirements necessary to qualify the Company as a foreign limited liability company in each jurisdiction in which the Company conducts business. To the extent required by law or as the Manager determines is otherwise advisable, the Manager shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.

2.7 Taxation of the Company and Member. In the event there shall only be one Member, then under federal tax law and to the maximum extent possible under the tax laws of each state and the District of Columbia, the Company shall be disregarded as an entity separate from its Member and treated as a sole proprietorship. In such circumstance, any provision in this Agreement to the contrary shall be interpreted consistent herewith.

ARTICLE III

RIGHTS AND OBLIGATIONS OF MANAGER

3.1 Management by Managers. Except as otherwise provided in this Agreement, to the maximum extent permitted by law, the Manager shall have the full and exclusive power and authority to manage and control the Company’s business and affairs and make all decisions on behalf of the Company. If two or more Persons are serving as the Manager, then any reference to the “Manager” under this Agreement shall refer to those Managers. All decisions by the Managers, if more than one, shall be made by a majority vote of the Managers. Furthermore, any action by the Manager(s) may be taken without a meeting if such action is approved in writing and signed by all of the Manager(s).

3.2 Appointment of Manager. COO is hereby appointed as the Manager; provided that upon conversion of COO into SSE, SSE shall be the Manager. The Member may remove any Manager or appoint one or more successor, additional, or replacement Manager(s) on such terms as it may from time to time designate.

3.3 Officers. The Manager of the Company may appoint one or more individuals as officers of the Company. Unless the Manager designates to the officer otherwise, the appointment of such officer shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Subject to the rights, if any, of an officer under any contract of employment, an officer of the Company may be removed, either with or without cause, by the Manager. Any officer of the Company may resign at any time as an officer by giving notice of such resignation to the Company. Any such resignation shall take effect at the time specified therein or, if no time be specified, then when notice is given. The acceptance of such resignation by the Company shall not be necessary to make it effective.

3.4 Evidence of Authority. Any Person transacting any business with the Company may transact such business with a Manager or officer of the Company, acting on behalf of the Company, without necessity for inquiring into the authority of the Manager or officer to so act on behalf of the Company, unless the Manager or officer does not have actual authority to act on behalf of the Company with respect to that particular business and that Person has knowledge of the fact that the Manager or officer lacks such authority. The Company may from time to time prepare a certificate or designation of authority or similar type document which may be used by a Manager or officer when transacting business of the Company. When a Manager executes any document on behalf of the Company, the Manager may do so by signing his or her name, followed by the word “Manager.” When an officer executes any document on behalf of the Company, such officer may do so by signing his or her name, followed by the title of the office of such officer.

3.5 Resignation. The Manager of the Company may resign at any time as a Manager by giving notice of such resignation to the Company. Any such resignation shall take effect at the time specified therein or, if no time be specified, then when notice is given. The acceptance of such resignation by the Company shall not be necessary to make it effective.

3.6 Limitation of Liability. The Managers and officers of the Company will not be liable to the Company or the Member for breach of any fiduciary duty or any duty under the Act except personal liability for: (a) the breach of the duty of loyalty to the Company or the Member; (b) acts or omissions by such Manager or officer which are not in good faith, involve intentional misconduct or involve a knowing violation of law; or (c) any transaction for which such Manager or officer derived an improper personal benefit. No Manager or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, expense, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer of the Company. No repeal or amendment of this Section 3.6 shall be deemed to limit or otherwise affect the applicability of this Section 3.6 to acts taken before such amendment or repeal.

3.7 Signing of Contracts, Etc. Subject to Section 3.1, each Manager, in the Manager’s sole discretion, shall have the exclusive right, power and authority to sign contracts and other documents on behalf of the Company and otherwise to bind the Company with third parties, which right, power and authority may be delegated by the Manager to any officer pursuant to Section 3.3.

ARTICLE IV

RIGHTS AND OBLIGATIONS OF MEMBER

4.1 Voting. Except as otherwise provided herein, all decisions, approvals, or consents permitted or required to be made the Member shall be decided by the vote of the Member or by written consent in lieu of a meeting as provided in Section 4.2.

4.2 Consent of Member in Lieu of Meeting. Any action that may be taken at any meeting of the Member may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the Member.

4.3 Limitation of Liability. Except as agreed in a written document authorized and signed by the Member and the Company, the Member will not be bound by or personally liable under any judgment of a court, or in any other manner, for: (1) any debts, expenses, liabilities or obligations of the Company, whether to the Company or creditors of the Company and whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a member; or (2) any advances or additional capital contributions. Without limitation on the generality of the foregoing, the Member will have no obligation or liability: (i) to make any Capital Contributions to the Company; (ii) to lend any funds to the Company or assume any liability on behalf of the Company; or (iii) on account of any negative balance in the Member’s capital account.

ARTICLE V

CAPITALIZATION

5.1 Capital Contributions. The Member has contributed all of the cash and property currently owned by the Company. Such cash or property shall be the initial Capital Contribution of the Member and, in connection with such contribution, the Member has received its Membership Interest.

(a)	In its sole discretion, the Member may make additional Capital Contributions.

(b)	The Member shall not be paid interest on any Capital Contribution.

5.2 Withdrawal or Reduction of Capital Contributions. The Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities. Except as may be otherwise specifically provided in this Agreement, the Member shall have the right to withdraw all or any part of its Capital Contribution.

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions. Subject to Section 6.2, the Company shall make all distributions at such times as determined by the Manager.

6.2 Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member on account of its Capital Contributions.

ARTICLE VII

BOOKS AND ACCOUNTS

7.1 Records and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company.

7.2 Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member as soon as practicable after the end of each Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Member.

ARTICLE VIII

DISSOLUTION AND TERMINATION

8.1 Dissolution.

(a)	The Company shall be dissolved upon the first of the following to occur:

(i)	Upon the election to dissolve the Company by the Member; or

(ii)	The entry of a decree of judicial dissolution under the Act.

(b)	Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article 8.

(c)	Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d)	Upon dissolution of the Company, the Manager may cause any part or all of the assets of the Company to be sold in such manner as the Manager shall determine in an effort to obtain the best prices for such assets; provided, however that the Manager may distribute assets of the Company in kind to the Member to the extent practicable.

8.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid or distributed in the following order:

(a)	First, to creditors, in the order of priority as provided by applicable law, except those to the Member on account of its Capital Contributions; and

(b)	Second, any remainder shall be distributed to the Member.

8.3 Articles of Dissolution. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member according to its respective rights and interests, Articles of Dissolution shall be executed on behalf of the Company by the Manager or other authorized officer of the Company and shall be filed with the Secretary of State of the State of Oklahoma, and the Manager or other authorized officer of the Company shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE IX

TRANSFERS OF MEMBERSHIP INTERESTS

The Member may sell, assign or otherwise transfer all or any portion of its Membership Interest at any time to any Person as long as such transfer would not result in a violation of applicable law, including U.S. federal or state securities laws.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Application of Oklahoma Law. This Agreement and the application or interpretation hereof shall be governed exclusively by the laws of the State of Oklahoma, and specifically the Act.

10.2 Indemnification. To the fullest extent permitted by law, the Member and Managers shall be entitled to indemnification for and against any loss, claim or expense incurred by the Member or Managers relating to or arising out of any act or omission performed or omitted by the Member or Managers on behalf of the Company. The Company will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful. With respect to a suit by or in the right of the Company to procure a judgment in its favor, the right of indemnification under this section will be limited to the same extent as derivative actions on behalf of a corporation under the Oklahoma General Corporation Act. Each person is entitled, without demand on the Company or any action by the Company, to enforce the foregoing indemnity in an action at law against the Company. The foregoing right of indemnification is not exclusive of any rights to which any such person may now or hereafter be otherwise entitled.

10.3 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.4 Amendments. This Agreement may be amended, supplemented or restated only upon the written consent of the Member. Upon obtaining the approval of any amendment to the Articles, the Manager shall cause amended Articles of Organization in accordance with the Act to be prepared, and such Amended Articles of Organization shall be executed by the Manager or other so authorized officer of the Company and shall be filed in accordance with the Act.

10.5 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member, its distributees, heirs, legal representatives, executors, administrators, successors and assigns.

Signature Page Follows

The undersigned, being the sole Member, does hereby ratify, confirm and approve the adoption of this Agreement as the operating agreement of the Company, and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement as of the date first written above.

MEMBER:

CHESAPEAKE OILFIELD OPERATING, L.L.C.

By:	/s/ David C. Treadwell
David C. Treadwell,
Vice President- Legal and Chief Counsel

SIGNATURE PAGE TO

OPERATING AGREEMENT OF

SEVENTY SEVEN OPERATING LLC